 As filed with the Securities and Exchange Commission on  September 12, 2000.
                                                           Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              ___________________
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ________________
                             BETA OIL & GAS, INC.
            (Exact name of registrant as specified in its charter)
                              ___________________

             NEVADA                                     86-0876964
 (State or other jurisdiction of           (I.R.S. Employer Identification No.)
  incorporation or organization)

                          6120 South Yale, Suite 813
                             Tulsa, Oklahoma 74136
                                (918) 495-1011
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                              ___________________

                                STEVE A. ANTRY
                            President and Chairman
                             Beta Oil & Gas, Inc.
                          6120 South Yale, Suite 813
                             Tulsa, Oklahoma 74136
                                (918) 495-1011
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPY TO:
                            Lynnwood R. Moore, Jr.
                 Conner & Winters, A Professional Corporation
                            3700 First Place Tower
                             15 East 5/th/ Street
                          Tulsa, Oklahoma 74103-4344
                                (918) 586-5711
                              ___________________

     Approximate date of commencement of proposed sale of the securities to the public: From time to time or at one time after the effective date of the Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                    Proposed maximum        Proposed maximum
   Title of each class of          Amount to be      offering price            aggregate                   Amount of
 securities to be registered      registered (1)     per share (2)         offering price (2)          registration fee (1)
-------------------------------------------------------------------------------------------------------------------------------

 Common Stock ($.001 par value)    2,830,000            $8.625               $24,408,750                    $6,444
===============================================================================================================================

(1) Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus that forms a part of this Registration Statement relates in part to shares of Common Stock registered under the registrant's Registration Statement on Form S-1 (Registration No. 333-68381), which includes the registration of 3,661,547 shares of Common Stock not disposed of to date by certain of the Principal and Selling Stockholders named herein. The amount of the filing fee associated with those securities and that was paid with that registration statement was $6,419.14. Accordingly, the filing fee paid herewith is associated with 2,830,000 shares of Common Stock, the number of shares not being carried forward from such earlier registration statement.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the bid and asked price of the common stock of the registrant on September 6, 2000, as reported on the Nasdaq National Market.

     Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-68381), and such Post-Effective Amendment No. 1 shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933. This registration statement and the registration statement being amended are collectively referred to as the "Registration Statement."

     The registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2000

                               6,491,547 Shares

                             Beta Oil & Gas, Inc.

                                 Common Stock

                             ____________________

      Up to 6,491,547 shares of our common stock may be offered for sale from time to time by the principal and selling stockholders named beginning on page 14 of this prospectus. We will not receive any of the proceeds from the sale of these shares.

      Sales of shares by the principal and selling stockholders may be effected from time to time in one or more transactions, including block trades, in the over-the-counter market, in negotiated transactions or in a combination of any of these methods of sale. The selling price of the shares may be at the market price prevailing at the time of sale, at a price related to such prevailing market price or at a negotiated price. The principal and selling stockholders may be deemed "underwriters" within the meaning of the Securities Act of 1933. See "Plan of Distribution" on page 27 of this prospectus. We have agreed to indemnify the principal and selling stockholders against certain civil liabilities, including liabilities under the Securities Act of 1933.

      Our common stock is listed on the Nasdaq National Market under the symbol "BETA". The last reported bid price of the common stock on the Nasdaq National Market on September 6, 2000, was $8.625 per share.

                             ____________________

      Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 5 in this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ____________________


                 The date of this Prospectus is ___________, 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information.........................................   2
About Beta Oil & Gas, Inc...................................................   4
Risk Factors................................................................   5
Forward-Looking Statements..................................................  13
Use of Proceeds.............................................................  13
Principal and Selling Stockholders..........................................  14
Plan of Distribution........................................................  27
Legal Opinion...............................................................  28
Experts.....................................................................  28

                              __________________


     You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. This prospectus is not an offer to sell these shares of common stock and it is not soliciting an offer to buy these shares of common stock in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

                              __________________


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual reports, quarterly reports, special reports, and other information with the Securities and Exchange Commission ("SEC"). You may read and copy reports, statements or other information at the SEC's public reference rooms in Washington, D.C. (at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549), New York, New York (at 7 World Trade Center, Suite 1300, New York, New York 10048) or Chicago, Illinois (at Suite 1400, 500 West Madison, Chicago, Illinois 60661). Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "www.sec.gov". Information about Beta can also be found at our web site at "www.betaoil.com".

     This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. This prospectus contains statements concerning documents filed as exhibits. For the complete text of any of these documents, we refer you to the copy of the document filed as an exhibit to the registration statement.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to other documents which we have filed. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered by this prospectus have been sold or we otherwise terminate the offering of these shares:

     .  Our Annual Report on Form 10-K for the year ended December 31, 1999;
     . Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;
     . Our Current Reports on Form 8-K dated February 28, 2000 and September 7, 2000;

     . Our definitive Proxy Statement, as filed with the Securities and Exchange Commission on May 22, 2000 in connection with our solicitation of proxies for the annual meeting of stockholders held June 24, 2000;
     . Our definitive Proxy Statement, as filed with the Securities and Exchange Commission on August 14, 2000 in connection with our solicitation of consents approving our Agreement and Plan of Merger with Red River Energy, Inc.; and
     . The description of our common stock contained in our registration statement on Form 8-A, dated July 1, 1999, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

     We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy of these filings by writing or telephoning us at the following address:

     Virginia Cherry, Secretary
     Beta Oil & Gas, Inc.
     6120 South Yale, Suite 813
     Tulsa, Oklahoma 74136
     (918) 495-1011

                          ABOUT BETA OIL & GAS, INC.

     We are an oil and gas company organized in June of 1997 to participate in the exploration and production of natural gas and crude oil. Our operations are currently focused in proven oil and gas producing trends primarily in South Texas, Louisiana and Central California. We also have two wholly owned subsidiaries: BETAustralia, LLC, which participates in the exploration for oil and gas in Australia; and Beta Operating Company, whose search for oil and gas is concentrated in the continental United States, primarily in Oklahoma and Texas. On August 30, 2000, we acquired Red River Energy, Inc. which is now named Beta Operating Company. As a result of this acquisition, the former stockholders of Red River Energy, Inc. received 2,250,000 shares of our common stock, or approximately 18% of the shares outstanding.

     We believe that the availability of economic 3-D seismic surveys has fundamentally changed the risk profile of oil and gas exploration in certain regions, specifically South Texas and Louisiana. Recognizing this change in risk profile, we have aggressively sought to acquire significant prospective acreage blocks for targeted, proprietary, 3-D seismic surveys. From the data generated by initial proprietary seismic surveys, covering over 300 square miles, in excess of 200 potential drillsites have been identified. In general, we rely on and will continue to rely on joint ventures with qualified operating oil and gas companies to operate many of our projects through the exploratory and production phases. This has reduced general and administrative costs necessary to conduct operations.

     Approximately $11,000,000 has been utilized to acquire working interests in lands and seismic data in the onshore Texas Gulf Coast region. Our interests in the onshore Texas properties are operated by Parallel Petroleum Corporation, Allegro Investments, Inc. and Sue Ann Production, Inc. Drilling commenced on these projects during 1999 and has resulted in nine discoveries of oil and gas to date. Representatives of Parallel, Allegro and Sue Ann have informed us that drilling will continue in these projects throughout the year 2000. We anticipate that participation in exploratory and drilling projects in South Texas will constitute a primary activity during 2000.

     Approximately $7,000,000 has been invested in leases, seismic and drilling in Louisiana. Drilling commenced on these prospects in 1998 and has resulted in five oil and gas discoveries so far. It is expected that we will participate in the drilling of a minimum of six wells in Louisiana during 2000. Other funds raised to date have been utilized primarily to fund various domestic and international exploratory activities. Our exploratory activities in areas outside of Texas have resulted in two natural gas discoveries located in Central California. We have also reviewed a number of exploration projects in the Asia Pacific Region and BETAustralia has elected to participate in two exploration areas covering four separate exploration permits in Eastern Australia. It is anticipated that we will expend additional funds to explore these various areas during 2000 and future periods.

     In addition, Beta Operating Company owns and operates the West Edmond Hunton Lime Field Unit (the "WEHLU") in central Oklahoma, the Hitchita Field in Okmulgee and McIntosh counties in Oklahoma, and through its subsidiary, TCM, L.L.C., coal bed methane gas wells in Tulsa and Okmulgee counties in Oklahoma. In connection with the WEHLU, Beta Operating Company currently owns and operates approximately 30,000 acres of leasehold which it purchased as a producing property in July of 1998. These properties currently account for approximately 85% of Beta Operating Company's total daily oil and gas production. Beta Operating Company has agreed with Avalon Exploration, Inc. of Tulsa, Oklahoma to jointly test and develop additional production in the 30,000 acre producing WEHLU. If the WEHLU pilot program is successful, the ongoing development of the field will commence in the year 2001 with approximately 200 to 300 potential locations to be drilled on the 30,000 acres. Beta Operating Company has budgeted $1.5 million for workovers on existing wellbores which are in the WEHLU area but are excluded from the joint venture with Avalon. These expenditures to enhance production are expected to be expended in 2000 and 2001.

     Beta Operating Company owns approximately 8,480 acres (6,160 net acres) of oil and gas leases in the Hitchita Field. It has interests in 45 wells (34 net) and operates 39 of those wells. These wells produce dry gas from various formations. Beta Operating Company anticipates developing one of the prospects recently drilled in late 2000. The gas is sold into the low pressure gathering system of Beta Operating Company's wholly owned subsidiary, Red River Field Services, L.L.C. The low pressure gathering system in the Hitchita Field comprises approximately 40 miles of pipeline and is connected to 47 wells. Beta Operating Company is actively seeking new well connections.

     On June 15, 2000, Beta Operating Company purchased from ONEOK Resources Company 124 properties and prospects in 26 fields located in Kansas, Oklahoma and Texas. The properties are geographically distributed into three areas: Mid-Continent (17 fields), West Texas (4 fields) and onshore Gulf Coast (5 fields). The package includes 34 (30 net) operated oil wells, 3 (2 net) operated gas wells, 30 (4 net) non-operated oil wells and 44 (7 net) non-operated gas wells. In total there are 74 non-operated wells or 67% of the total wells acquired. The majority of the value is associated with the operated leases in the Mid-Continent region.

     Beta Operating Company, through TCM, is also in the process of testing wells drilled during late 1998 and 1999 to develop the coal bed methane reserves believed to be there. At August 31, 2000, TCM had drilled a total of 47 wells covering approximately 2,800 acres to test the commercial viability of the coal bed methane reserves. The project is still in the testing phase and, at this time, is classified as unevaluated.

     Our principal executive offices are located at 6120 South Yale, Suite 813, Tulsa, OK 74136, and our telephone number is (918) 495-1011.

                                 RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before deciding to purchase any shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

General Risk Factors.
--------------------

Beta has a limited operating history, has limited developed property interests and has incurred operating losses since inception.

     We were incorporated in June, 1997 and are considered to be an early stage company. We have a limited operating history and are subject to the risks associated with early stage companies. Since our inception, we have incurred operating losses. As of June 30, 2000, we had an accumulated deficit of $8.146 million. If we are unable to generate positive cash flow from our oil and gas operations, we may continue to incur losses, even if the oil and gas operations of Beta Operating Company are profitable. Our ability to achieve profitability is uncertain.

We are reliant on the skill, ability and decisions of third party operators to a significant extent.

     We are a non-operating interest owner in all of the properties we owned prior to the acquisition of Beta Operating Company plus some of the properties owned by Beta Operating Company. We have entered into joint operating agreements with third party operators for the conduct and supervision of drilling, completion and production operations of our wells and for the operation of the properties in which we currently have an interest. The success of the drilling, development and production of the oil and gas properties in which we have an interest is substantially dependent upon the decisions of such third party operators and their diligence to comply with various laws, rules and regulations affecting such properties. The failure of any third party operator to

     .  make decisions,

     .  perform their services,

     .  discharge their obligations,

     .  deal with regulatory agencies, and

     . comply with laws, rules and regulations affecting the properties in which we have an interest, including environmental laws and regulations in a proper manner could result in material adverse consequences to our interest in any affected properties, including substantial penalties and compliance costs. Such adverse consequences could result in substantial liabilities to us, which could negatively affect our results of operations of the combined company following the merger. As such, we will continue to be subject to such adverse consequences which will be beyond our ability to control.

We have not and do not anticipate paying any dividends in the foreseeable future.

     We have never paid any cash dividends on our common stock. We do not expect to declare or pay any cash or other dividends in the foreseeable future.

Various factors, including fluctuations in oil and gas prices, economic conditions, environmental and other regulations, could have a material adverse effect on our financial condition and results of operations and may cause considerable volatility in the market price of our common stock.

     The market value of our common stock may vary significantly in response to changes in our quarterly results of operations. We expect to experience substantial fluctuations in oil and gas prices due to changes in the supply of and demand for oil and gas which may be caused by

     .  weather conditions,

     .  political conditions in the Middle East and other regions,

     .  domestic and foreign reserves and supply of oil and gas,

     .  the price and availability of alternative fuels,

     .  the level of consumer demand, or

     .  general economic and market conditions.

     In addition, our revenues will be affected by the success or failure of the efforts to drill exploratory wells in the unproven prospects in which we have an interest, the availability of a ready market for the oil and gas production from the wells in which we have an interest and the proximity of such well sites to pipelines and production facilities. Drilling, completion and other costs and expenses will be affected by various market factors over which neither we nor our third party operators may have any control. Due to the uncertainty of our revenues, expenses and profits or losses, the market price of our stock may be volatile in the future.

Our oil and gas activities are subject to various risks which are beyond our control.

     Our operations are subject to many risks and hazards incident to exploring and drilling for, producing, transporting, marketing and selling oil and gas. Although we or the third party operator of the properties in which we have an interest may take precautionary measures, many of these risks and hazards are beyond our control and unavoidable under the circumstances. Many of these risks or hazards could materially and adversely affect our revenues and expenses, production of oil and gas in commercial quantities, the rate of production and the economics of the development of, and our investment in the prospects in which we have or will acquire an interest. Any of these risks and hazards could materially and adversely affect our financial condition, results of operations and cash flows. Such risks and hazards include

     . human error, accidents, labor force and force majeure factors that may cause personal injuries or death to persons and destruction or damage to equipment and facilities,

     . blowouts, fires, pollution and equipment failures that may result in damage to or destruction of wells, producing formations, production facilities and equipment,

     .  unavailability of materials and equipment,

     .  engineering and construction delays,

     .  unanticipated transportation costs and delays,

     . unfavorable weather conditions, hazards resulting from unusual or unexpected geological or environmental conditions,

     .  environmental regulations and requirements,

     . accidental leakage of toxic or hazardous materials, such as petroleum liquids or drilling fluids into the environment,

     . changes in laws and regulations, including laws and regulations applicable to oil and gas activities or markets for the oil and gas produced,

     . fluctuations in supply and demand for oil and gas causing variations within the prices we receive for our oil and gas production,

     . the internal and political decisions of OPEC and oil and gas producing nations and their impact upon oil and gas prices.

     As a result of these risks, expenditures, quantities and rates of production, revenues and cash operating costs may be affected materially and adversely and may differ materially from those anticipated by us.

We depend substantially on the continued presence of key personnel for critical management decisions and industry contacts.

     Our future performance will be substantially dependent on the performance of our executive officers and key employees. The loss of the services of any of our executive officers or other key employees for any reason could have a material adverse effect on our business, operating results, financial condition and cash flows after the merger.

     Among our reasons for the merger with Beta Operating Company is to obtain the experience and expertise in oil and gas property acquisitions, operations and financings that the management of Beta Operating Company possesses and their particular knowledge with respect to the oil and gas properties owned and operated by Beta Operating Company. Should one or more members of the Beta Operating Company management team leave the company, we could lose a substantial portion of this anticipated benefit of the merger.

Governmental and environmental regulations could adversely affect our business.

     Our business is subject to federal, state and local laws and regulations on taxation, the exploration for and development, production and marketing of oil and gas and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste, unitization and pooling of properties and other matters. These laws and regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning our oil and gas wells and other facilities. In addition, these laws and regulations, and any others that are passed by the jurisdictions where we have production, could limit the total number of wells drilled or the allowable production from successful wells, which could limit our revenues.

     Our operations are also subject to complex environmental laws and regulations adopted by the various jurisdictions in which we have oil and gas operations. We could incur liability to governments or third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water, including responsibility for remedial costs. We could potentially discharge these materials into the environment in any of the following ways:

     .  from a well or drilling equipment at a drill site;

     . from gathering systems, pipelines, transportation facilities and storage tanks;

     . damage to oil and natural gas wells resulting from accidents during normal operations; and

     .  blowouts, cratering and explosions.

     Because the requirements imposed by laws and regulations are frequently changed, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business. In addition, because we acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage caused by the former operators.

Our international operations may be adversely affected by a number of factors.

     Although the majority of our exploration efforts are focused in the United States, we have international operations in Eastern Australia. Our operations in Eastern Australia represent our only foreign operations. We continue to identify and evaluate international investment opportunities but currently have no binding agreements or commitments to make any material international investment.

     Our foreign operations in Eastern Australia may be adversely affected by a number of factors, including:

     . local political and economic developments could restrict or increase the cost of our foreign operations;

     .  exchange controls and currency fluctuations;

     . royalty and tax increases and retroactive tax claims could increase costs of our foreign operations;

     . expropriation of our property could result in loss of revenue, property and equipment;

     . import and export regulations and other foreign laws or policies could result in loss of revenues; and

     . laws and policies of the United States affecting foreign trade, taxation and investment could restrict our ability to fund foreign operations or make foreign operations more costly.

Our future performance depends upon our ability to find or acquire additional oil and gas reserves that are economically recoverable.

     In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Unless we successfully replace the reserves that we produce, our reserves will decline, resulting eventually in a decrease in oil and gas production and lower revenues and cash flow from operations. We intend to increase our reserves after taking production into account through exploitation, development and exploration on our existing oil and gas properties as well as on newly acquired properties. We may not be able to replace reserves from such activities at acceptable costs. Low prices of oil and gas may further limit the kinds of reserves that can economically be developed. Lower prices also decrease our cash flow and may cause us to decrease capital expenditures.

     We are continually identifying and evaluating opportunities to acquire oil and gas properties, including acquisitions that would be significantly larger than those consummated to date by us. We cannot assure you that we will successfully consummate any acquisition, that we will be able to acquire producing oil and gas properties that contain economically recoverable reserves or that any acquisition will be profitably integrated into our operations.

Estimating reserves and future net reserves involves uncertainties and oil and gas price declines may lead to impairment of oil and gas assets.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. The reserve data included in the documents incorporated herein by reference represent only estimates. In addition, the estimates of future net revenues from our proved reserves and the present value of such estimates are based upon certain assumptions about future production levels, prices and costs that may not prove to be correct over time.

     Quantities of proved reserves are estimated on economic conditions in existence in the period of assessment. Lower oil and gas prices may have the impact of shortening the economic lives on certain fields because it becomes uneconomic to produce all recoverable reserves on such fields, thus reducing proved property reserve estimates. If such revisions in the estimated quantities of proved reserves occur, it will have the effect of increasing the rates of depreciation, depletion and amortization expense. The revisions may also be sufficient to trigger impairment losses on certain properties which would result in a further non-cash charge to earnings.

We have made estimates and statements about future events which are uncertain and may prove to be inaccurate.

     We have made statements in the documents incorporated herein by reference about future events based on reasonable assumptions of our management. Such statements include estimates of our oil and gas reserves and reserve values and estimated capital expenditures. Due to uncertainties of events and developments in the future, actual results may differ greatly from the predictions and estimates we have made. Some of the specific material uncertainties include:

     . estimates of future net cash flow from oil and gas reserves based on engineering estimates of recoveries from oil and gas which are inherently imprecise and may be subject to downward revisions in the future;

     . estimates of our anticipated expenses which could be higher than we expect and require us to raise additional capital, reduce our working capital and/or curtail our participation in other projects; and

     . the uncertainty of our ability to raise additional financing in the future to provide funds for our participation in future projects.

     To the extent that actual results differ from the statements or estimates made in this prospectus and the documents incorporated herein by reference and we are unable to raise additional financing to cover such variances, such differences could result in substantial

     . additional losses if we are required to write down the carrying value of our assets,

     .  reduction in our working capital position,

     .  reduction in our participation in future projects.

     You should be aware that actual results will differ from the expectations expressed in this prospectus and the documents incorporated herein by reference, although the extent of such differences is uncertain and cannot be precisely quantified.

Risk Factors Relevant to the Beta Operating Company Acquisition.
---------------------------------------------------------------

We may not succeed in integrating our separate and independent operations with those of Beta Operating Company and realize the benefits we are seeking from the merger.

     Realization of the benefits sought from the merger will depend upon the ability of Beta and Beta Operating Company as a combined company to integrate successfully the separate management, properties, activities and operations as currently in place. We may not be able to integrate our operations with those of Beta Operating Company without the loss of key employees, customers or suppliers; loss of revenues; increases in operating or other costs; or other difficulties which may arise as a result of the merger. If we are unable to better utilize the revenues of the two companies on a stand alone basis and achieve integration in a timely and coordinated manner, the financial condition, operating results and cash flow of either or both companies to the merger could be adversely affected. We may not be able to realize the operating efficiencies and other benefits sought from the merger.

Because Beta Operating Company's oil and gas properties are more mature than our oil and gas properties, the costs of operating Beta Operating Company's properties as a percentage of revenues generated from its properties is higher than the expense/revenue ratio as regards Beta's oil and gas properties.

     Substantially all of Beta Operating Company's oil and gas properties (the "Red River properties") have been on production for many years, most for more than 40 years. All of the producing oil and gas properties we have owned since before the merger (the "Beta properties") have been on production for a year or less. Since the production from oil and gas wells declines over time and since many of the costs of operating these wells are fixed costs, the operating costs for older wells tend to be a much higher percentage of the revenues from those wells. Red River's properties also produce substantially higher volumes of saltwater than the Beta properties. This higher water production will not be able to be lowered significantly and will probably increase significantly in the future when recompletions are performed on the wells. This will increase the operating costs of the Red River properties even further. Beta Operating Company's operating expenses were 40% of oil and gas revenues for 1999. By contrast, our operating expenses were 7% of oil and gas revenues during the same period. As a result of the merger, our profit margins will be more vulnerable to any reduction in the prices of oil and gas which may occur in the future. Lower oil and gas prices in the future could negatively impact the continued viability of certain Red River properties. In addition, this condition could adversely affect the overall profitability of the combined company's operations.

The market price of shares of Beta common stock could decrease, due to the issuance of shares to the former Red River stockholders.

     The former Red River stockholders received 2.25 million shares of our common stock in the merger. These shares are being registered for resale under this prospectus. The market price of the shares of Beta common stock could be depressed if such stockholders were to sell a large block of such shares on The Nasdaq Stock Market at any one time. As a consequence, Beta stockholders wishing to sell their shares in the future may either be unable to sell their shares at a particular time due to insufficient demand to absorb the large block of shares which may be sold by one or more former Red River stockholders at that time, or be forced to sell their shares at depressed market prices.

We will need additional financing in the next six months to fund our aggressive growth strategy and failure to obtain such financing would not only hamper our ability to expand our oil and gas operations but could result in a contraction of our business and activities.

     We expect that we will be required to invest substantial funds for purposes of developing the oil and gas properties we acquired as a result of the merger. In addition, we will continue our aggressive program to identify, acquire and develop exploratory projects that meet certain criteria in the year 2000 and the future years after such year. Furthermore, as a result of the merger, we have become subject to bank debt of approximately $15.6 million at June 30, 2000. These anticipated expenditures will require large amounts of capital in excess of the anticipated working capital from our operations. Our ability to raise additional capital through public or private debt or equity financing to meet our financial requirements is uncertain. We may not be able to raise such funds. Failure to raise such additional funds could materially adversely affect

     . our ability to participate in wells proposed to be drilled and the potential economic benefit that such wells might generate,

     .  our plans for aggressive expansion of our exploration activities,

     . our ability to take advantage of opportunities to acquire interests in future projects on favorable terms, and

     .  our financial condition.

  Without the availability of additional funds, we may be required to

     .  reduce our operations and business activities,

     .  forfeit our interest in wells that are proposed to be drilled,

     .  farm-out our interest in proposed wells,

     . sell a portion of our interest in proposed wells and use the sale proceeds to fund our participation for a lesser interest, and

     .  reduce our general and administrative expenses.

  If additional financing is obtained by us, such financing

     .  may not be available on terms that are advantageous to us,

     . would dilute the percentage stock ownership of existing stockholders if additional equity securities are issued to raise the additional financing, and

     . could result in the issuance of additional equity securities which may have better rights, preferences or privileges than are available with respect to shares of our common stock held by our then existing stockholders.

The coal bed methane operations of Beta Operating Company have not yet been proven to be a commercially viable venture.

     Beta Operating Company has committed approximately $2.2 million to the exploration, development, production and marketing of coal bed methane. At August 31, 2000, it had drilled a total of 47 wells for this purpose. However, the commercial viability of these wells cannot be determined until they have produced gas and water for a period of 12 to 24 months. No assurances can be given that these operations will prove to be profitable.

Our hedging activities could result in losses.

     Beta Operating Company has used, and expects to continue using, energy swap arrangements and financial futures to reduce the volatility of natural gas prices. Beginning July 1, 2000, Beta Operating Company has one-year commitments to sell 2,700 Mmbtu of natural gas per day at a price of $3.085 per Mmbtu, representing approximately 50% of its current daily gas production. If the market price of natural gas were to increase substantially over the period of the hedging arrangements, we could lose significant revenues compared to what we would receive without the hedging commitments. We expect to continue to use hedging arrangements as part of our future gas marketing strategy.

We have substantial long-term indebtedness.

     As a result of our acquisition of Beta Operating Company, we have become subject to a total indebtedness of $15.6 million, of which $13.3 million is with Bank of Oklahoma. To the extent of this indebtedness, we are exposed to the risk of loss associated with properties acquired which are significantly leveraged. Although financing a substantial portion of the acquisition or development costs of properties acquired or developed permits us to acquire and develop larger or more valuable properties and drill more exploratory wells than would be the case if such acquisition or development was financed solely by our equity, such financing has also increased our exposure to losses. The loan is secured by the interests in the oil and gas properties of Beta Operating Company. Except to the extent the terms of the loan permit the deferral of a portion of the interest payments to the lender, principal and interest payments will be required to be made by us regardless of whether the interests in the properties are producing income sufficient to make such payments. If this loan is not paid when due, we could sustain a loss on our investment as a result of the foreclosure by the lender on the interests in these properties.

Title to the properties in which we have an interest may be impaired by title defects.

     We generally obtain title opinions on properties which we drill or acquire. However, there is no assurance that we will not suffer a monetary loss from title defects or failure. Under the terms of the operating agreements affecting our properties, any monetary loss arising from title failure or defects is to be borne by all parties to any such agreement in proportion to their interest in such property. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss.

We cannot be certain that the insurance coverage maintained by us will be adequate to cover all losses which may be sustained in connection with the oil and gas activities with respect to the Red River properties.

     We have purchased and are maintaining a general liability policy with a total limit on claims of $2,000,000 and a workers compensation policy to provide added insurance if the coverage provided by an operators policy is inadequate to cover our losses. Our policies, and the policies maintained by our third party operators, which have limits ranging from $10,000 to $20,000,000 depending on the type of occurrence, generally cover

     .  personal injury,

     .  bodily injury,

     .  third party property damage,

     .  medical expenses,

     .  legal defense costs,

     .  pollution in some cases,

     .  well blowouts in some cases, and

     .  workers compensation.

     A loss in connection with our oil and gas properties could have a materially adverse effect on our financial position and results of operation to the extent that the insurance coverage provided under our policies cover only a portion of any such loss.

Because the value of our shares of common stock delivered to the former Red River stockholders as a result of the merger were significantly higher than the market value of Beta Operating Company's proved reserves, our future financial condition may be adversely affected if we are not successful in increasing the production rate and ultimate recovery from the West Edmund Hunton Lime Unit.

     We acquired Beta Operating Company and its properties as the result of the merger by delivering shares of our common stock having a total value of $18,300,000 based on the $8.13 market value of our stock at November 19, 1999, the date the merger agreement was signed by the parties to such agreement. The price we paid is significantly higher than the market value of Beta Operating Company's proved reserves. We paid the higher purchase price based on, among other things, our expectation that we will be able to increase significantly the production rate and ultimate recovery from the West Edmund Hunton Lime Unit, which is Beta Operating Company's primary asset. If we are unable to increase substantially the production rate and ultimate recovery from the West Edmund Hunton Lime Unit as we currently expect, or if the price of oil or gas drops significantly below the escalated oil and gas price forecast we used to evaluate the Beta Operating Company purchase, our future financial results could be negatively affected and we may report substantial losses as a result.


                          FORWARD LOOKING STATEMENTS

     All statements, trend analyses and other information contained in this prospectus and the documents we incorporate by reference relating to production of oil and gas properties in which we have an interest, estimated reserves of the companies, markets for any such production and trends in our results of operations or financial conditions, as well as other forward-looking statements including those containing words such as "will", "should", "could", "anticipate", "believe", "plan", "estimate", "expect", "intend", "project", "forecast", and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties that may cause results and conditions to differ materially from the forward-looking statements. In addition, the forward-looking statements are subject to uncertainties relating to the synergies, charges and expenses associated with the merger. These are all discussed under "Risk Factors" above.


                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of common stock offered by this prospectus.

                      PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth the beneficial ownership of our common stock as of August 31, 2000, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus by:

     . each person or entity known by us to beneficially own more than 5% of our outstanding shares of common stock;

     .  each of our directors and each of our executive officers;

     .  each of the selling stockholders; and

     .  all directors and executive officers as a group.

     Except as described below, none of the persons or entities named below has had a material relationship with us or any of our subsidiaries within the past three years. Similarly, unless otherwise noted, the persons and entities named below have sole voting and investment power with respect to the shares listed as beneficially owned by that person or entity. The number of shares of common stock outstanding used in the calculation of the percentage for each person listed includes the number of shares of common stock underlying options and warrants held by that person that are exercisable within 60 days of August 31, 2000, but excludes shares of common stock underlying options and warrants held by any other person. The percentage of beneficial ownership is based on 12,311,410 shares of common stock outstanding as of August 31, 2000.

                                         Shares of Common                                 Shares of Common
                                        Stock Beneficially                               Stock Beneficially
                                     Owned Prior to Offering                          Owned After Offering (1)
                                     -----------------------                          -------------------------

                                            Shares
                                           Issuable
                                           Upon the
                                           Exercise                    Shares of
                                           of Stock                      Common
                                 Number    Warrants/                     Stock
                              of Shares     Options     Percentage      Offered       Number       Percentage
                              ---------   -----------  -------------  ------------  -----------  --------------

Mr. Steve Antry and
Mrs. Lisa Antry, Jointly  (2)  1,500,000       65,000         12.65%     1,500,000       65,000               *

Mr. R. Thomas Fetters  (3)       350,000       25,000          3.04%       350,000       25,000               *

Mr. Lawrence W. Horwitz  (4)      50,000           --             *         50,000       40,000              --

Mr. Joe C. Richardson, Jr.       400,000           --          3.25%       400,000           --              --

Mr. Stephen L. Fischer  (5)      350,000       40,000          3.16%       375,000       15,000               *

Mr. Joseph L. Burnett  (6)            --      100,000             *             --      100,000               *

Mr. John P. Tatum  (7)            18,500       75,000             *         68,500       25,000               *

Mr. Rolf N. Hufnagel  (8)      1,440,000           --         11.70%     1,440,000           --              --

Mr. Robert E. Davis, Jr. (8)     360,000           --          2.92%       360,000           --              --

                                           Shares of Common                                 Shares of Common
                                          Stock Beneficially                               Stock Beneficially
                                       Owned Prior to Offering                          Owned After Offering (1)
                                       -----------------------                          ------------------------

                                              Shares
                                             Issuable
                                             Upon the
                                             Exercise                    Shares of
                                             of Stock                      Common
                                    Number   Warrants/                     Stock
                                 of Shares    Options     Percentage      Offered       Number       Percentage
                                 ---------  -----------  ------------   ------------  -----------  --------------
Mr. Stephen J. Vogel (8)            90,000           --             *         90,000           --              --

Ms. Janet L. McGehee (8)            90,000           --             *         90,000           --              --

Mr. Billy L. Baysinger, Jr. (8)     90,000           --             *         90,000           --              --

Mr. Brent A. Biggs (8)              90,000           --             *         90,000           --              --

Mr. Mark A. Biggs (8)               90,000           --             *         90,000           --              --

Aztore Holdings, Inc.  (9)         130,000           --          1.06%       130,000           --              --

St. Cloud Investments, Ltd. (10)   180,000           --          1.46%       180,000           --              --

Dandelion Investments, Ltd. (11)   120,000           --             *        120,000           --              --

Scorpion Energy Partners (12)       25,000           --             *         25,000           --              --

Mr. Frederick Lacy  (13)             2,600           --             *          2,600           --              --

Hagerty Stewart & Associates (14)    1,400           --             *          1,400           --              --

Cheniere Energy, Inc.  (15)             --       50,000             *         50,000           --              --

Horwitz & Beam  (16)                20,000       20,000             *         20,000       20,000               *

Mr. Steve Reid  (17)                    --       25,000             *         25,000           --              --

Ms. Staci Lynn Lowry  (18)              --        1,000             *          1,000           --              --

Mr. Stan Brooks  (19)                   --       30,000             *         30,000           --              --

Ms. Madeline Kennally  (20)             --       10,000             *         10,000           --              --

Richard W. Hibner and Eileen W.
Hibner, as community property        5,844        1,461             *          7,305           --              --

Douglas L. Myovich and
Cynthia L. Myovich, JTWROS           8,000        2,000             *         10,000           --              --

                                            Shares of Common                                 Shares of Common
                                           Stock Beneficially                               Stock Beneficially
                                        Owned Prior to Offering                          Owned After Offering (1)
                                        -----------------------                          -------------------------

                                                Shares
                                               Issuable
                                               Upon the
                                               Exercise                     Shares of
                                               of Stock                       Common
                                     Number    Warrants/                      Stock
                                  of Shares     Options     Percentage        Offered       Number      Percentage
                                  ---------    ---------    ----------      ---------       ------      ----------
Frank Hendricks IRA A/C
#83003288                              2,000         500             *          2,500           --              --

Larry R. Duncan                        1,000         250             *          1,250           --              --

Donald H. Hangen and Patricia C.
Hangen, TTEES Hangen Family
Trust UTD 3/6/96                       2,000         500             *          2,500           --              --

Lamarcus L. Blount and Michelle
T. Blount, JTWROS                      2,000         500             *          2,500           --              --

James J. Witwer, M.D., Inc. TTEE
FBO James J. Witwer, M.D.,
Witwer Employees Benefit Trust            --       2,000             *          2,000           --              --

Betty Lo IRA R/O Bear Stearns
Sec. Corp Cust.                        2,000         500             *          2,500           --              --

Bill Bennett and Joyce Bennett,
as Community Property                  2,000         500             *          2,500           --              --

Dennis C. Meyer                        1,000         250             *          1,250           --              --

John Steven Ellis, Sr. and
Rebecca C. Ellis, JTWROS               2,000         500             *          2,500           --              --

Walter R. Reinhardt                   10,200       2,550             *         12,750           --              --

C. Walter Frick, TTEE of the
the Frick Family Trust UTD 1-31-92     2,000         500             *          2,500           --              --

John L. Woolf, II                      8,332       1,250             *          9,582           --              --

Lloyd G. Sciaroni, TTEE Sciaroni
Family Trust dtd 5-22-90                 800         200             *          1,000           --              --

Robert Redman, TTEE FBO
Village Capital Corp. MPP              4,000       1,000             *          5,000           --              --

                                                   Shares of Common                         Shares of Common
                                                  Stock Beneficially                       Stock Beneficially
                                               Owned Prior to Offering                   Owned After Offering(1)
                                               -----------------------                   -----------------------

                                                       Shares
                                                      Issuable
                                                      Upon the
                                                      Exercise                Shares of
                                                      of Stock                   Common
                                          Number      Warrants/                   Stock
                                        of Shares      Options   Percentage     Offered     Number     Percentage
                                        ---------      -------   ----------     -------     ------     ----------
Black Diamond Blade, Inc. Profit
Sharing Plan & Trust, Franklin
Brenner, Trustee                            3,000          750            *       3,750         --             --

Frank Brenner                               3,000          750            *       3,750         --             --

Miles H. Thomas & Joan Thomas
TTEES, Miles H. Thomas Family
Trust                                       5,000        1,250            *       6,250         --             --

Joseph F. Desmond, TTEE of the
Desmond Survivors Trust                     6,000        1,500            *       7,500         --             --

Joseph Bernard Hughes                       1,000          250            *       1,250         --             --

James L. Schooley, M.D., Inc.,
Money Purchase Pension Plan
UAD 2-1-79                                  4,000        1,000            *       5,000         --             --

B. M. Den Hartog TTEE of the
Den Hartog 1989 Family Trust
UA DTD 6-13-89                              1,500          375            *       1,875         --             --

Ryskamp Takayama 401K Profit
Sharing Plan Trust FBO James J.
Ryskamp, Jr., M.D.                         18,000        4,500            *      22,500         --             --

Dick R. Polder                              2,000          500            *       2,500         --             --

Robert M. Bragg TTEE FBO the
Robert M. Bragg Separate
Property Trust UTD 5/30/72                  2,000          500            *       2,500         --             --

K&B Development, Inc. Profit
Sharing Trust FBO R. Kent Kunz              9,000        2,250            *      11,250         --             --

Susan M. Coffman and Leroy B.
Coffman II, Community Property              8,000        2,000            *      10,000         --             --

                                                   Shares of Common                         Shares of Common
                                                  Stock Beneficially                       Stock Beneficially
                                               Owned Prior to Offering                   Owned After Offering(1)
                                               -----------------------                   -----------------------

                                                       Shares
                                                      Issuable
                                                      Upon the
                                                      Exercise                Shares of
                                                      of Stock                   Common
                                          Number      Warrants/                   Stock
                                        of Shares      Options   Percentage     Offered     Number     Percentage
                                        ---------      -------   ----------     -------     ------     ----------
H. Arnold Kela Farms Employee
Retirement Plan & Trust dtd 12-
28-71                                       8,000        2,000            *      10,000         --             --

John J. Lusson                              4,000        1,000            *       5,000         --             --

Richard N. Rathbone and Susan F.
Rathbone, JTWROS                            2,000          500            *       2,500         --             --

Bret Levy and Audrey Mathews,
community property                          4,000        1,000            *       5,000         --             --

Roy Jura and Betty Jane Jura as
Community Property                          2,352          588            *       2,940         --             --

Paul L. Gould                               3,000          750            *       3,750         --             --

H. Arnold Kela and Colleen F.
Kela, as Community Property                 4,000        1,000            *       5,000         --             --

Berberian & Gasarian Family
Foundation                                 10,000        2,500            *      12,500         --             --

Craig S. Kinard                             6,000        1,500            *       7,500         --             --

William N. Snell, as his separate
property                                    2,400          600            *       3,000         --             --

Daniel R. Martin                            1,000          250            *       1,250         --             --

Construction Developers, Inc.              16,000        4,000            *      20,000         --             --

Gordon M. Webster, Jr.                      2,000          500            *       2,500         --             --

Allan A. Corrin                             8,000        2,000            *      10,000         --             --

John F. Williamson                          1,000          250            *       1,250         --             --

Kimura Markets, a corporation               3,000          750            *       3,750         --             --

                                                   Shares of Common                         Shares of Common
                                                  Stock Beneficially                       Stock Beneficially
                                               Owned Prior to Offering                   Owned After Offering(1)
                                               -----------------------                   -----------------------

                                                       Shares
                                                      Issuable
                                                      Upon the
                                                      Exercise                Shares of
                                                      of Stock                   Common
                                          Number      Warrants/                   Stock
                                        of Shares      Options   Percentage     Offered     Number     Percentage
                                        ---------      -------   ----------     -------     ------     ----------
Howard W. Schoenduve and
Marguerite J. Schoenduve,
JTWROS                                      1,000          250            *       1,250         --             --

Norman C. Tanner and Barbara L.
Tanner, JTWROS                             10,500        2,625            *      13,125         --             --

Mehran Chooljian and Madeline
Chooljian TTEES of the Mehran
and Madeline Chooljian Family
Trust DTD 8-20-91                          14,000        3,500            *      17,500         --             --

Susan F. Rathbone FBO Susan F.
Rathbone IRA                                1,000          250            *       1,250         --             --

Richard N. Rathbone FBO
Richard N. Rathbone IRA                     1,000          250            *       1,250         --             --

San Jose Cardiac Surgery Med.
Grp. Money Purchase Pen. Plan
FBO Robert Wuerflein, M.D.,
DTD 4/1/90                                 18,076        4,519            *      22,595         --             --

Fred H. Carlisle, Trustee for the
Fred H. & Sue Z. Carlisle
Revocable Trust                             2,000          500            *       2,500         --             --

Charles H. Tolfree and Beth M.
Tolfree, Trustees of the Tolfree
Family Trust dtd 8/14/96                    1,000          250            *       1,250         --             --

Lawrence J. Bertaina, TTEE
Lawrence J. Bertaina Rev. Living
Trust U/A DTD 9/18/89                       2,000          500            *       2,500         --             --

J. William McGuinness, TTEE
McGuinness Family Trust dtd
12/8/92                                     2,000          500            *       2,500         --             --

                                         Shares of Common                                 Shares of Common
                                        Stock Beneficially                               Stock Beneficially
                                     Owned Prior to Offering                          Owned After Offering (1)
                              --------------------------------------                ----------------------------

                                            Shares
                                           Issuable
                                           Upon the
                                           Exercise                    Shares of
                                           of Stock                      Common
                              Number of    Warrants/                     Stock
                                Shares      Options     Percentage      Offered       Number       Percentage
                              ----------  -----------  -------------  ------------  -----------  ---------------
Charles Elliott Curtis &
Charlene Ann Curtis, TTEES
FBO Charles & Charlene
Curtis Family Trust UTD            2,000        5,000             *          2,500           --              --
4/15/94

Susan A. Blair                     6,000        1,500             *          7,500           --              --

J. Martin Temple                   4,000        1,000             *          5,000           --              --

Coleman B. Looney                  2,000          500             *          2,500           --              --

Robert E. Duncan and Linda
L. Duncan, community
property                          40,000       10,000             *         50,000           --              --

Rodger C. Glaspey TTEE
Glaspey Family Trust UTD
5/15/92                           20,000        5,000             *         25,000           --              --

Joe W. Frazer, M.D. and
Jill B. Frazer, JTWROS             4,000        1,000             *          5,000           --              --

David A. Jacobs                    2,000          500             *          2,500           --              --

Jack Loperena and Joanne
Loperena                           5,000        1,250             *          6,250           --              --

Linda A. Loperena                  2,000          500             *          2,500           --              --

Larry J. Loperena                  2,000          500             *          2,500           --              --

Laurie M. Loperena                 2,000          500             *          2,500           --              --

Lindsey J. Loperena                2,000          500             *          2,500           --              --

Marc Thomas McMahan                4,000        1,000             *          5,000           --              --

John R. Jeffries and Pamela
A. Jeffries, Community
Property                           1,000          250             *          1,250           --              --

James R. Famalette and
Dwanna N. Famalette,
Community Property                 4,000        1,000             *          5,000           --              --

                                         Shares of Common                                 Shares of Common
                                        Stock Beneficially                               Stock Beneficially
                                     Owned Prior to Offering                          Owned After Offering (1)
                              --------------------------------------                ----------------------------

                                            Shares
                                           Issuable
                                           Upon the
                                           Exercise                    Shares of
                                           of Stock                      Common
                              Number of    Warrants/                     Stock
                                Shares      Options     Percentage      Offered       Number       Percentage
                              ----------  -----------  -------------  ------------  -----------  ---------------

Ken Boyd TTEE FBO of the
Kenco Investment Inc.
Profit Sharing Plan                2,000          500             *          2,500           --              --

Patricia A. Williamson IRA         1,000          250             *          1,250           --              --

Charles Gessert                    4,000        1,000             *          5,000           --              --

Gloria Jean Iorio IRA              4,000        1,000             *          5,000           --              --

Robert E. Grider and
Jeanette Grider, as
community property                 1,000          250             *          1,250           --              --

Eunice E. Marks                    1,000          250             *          1,250           --              --

Robert F. Price and Kathryn
S. Price, TTEES Price
Family Trust dtd 6-9-94            2,000          500             *          2,500           --              --

John Alan Wood and Arlene
Areknas Wood, JTWROS               1,000          250             *          1,250           --              --

Judith Dickison-Ryskamp            2,000          500             *          2,500           --              --

Myron Stevens                      8,000        2,000             *         10,000           --              --

Sabin Stevens                      8,000        2,000             *         10,000           --              --

J.P. Horn and Jill B. Horn,
Community Property                 2,000          500             *          2,500           --              --

Robert T. Cherry and Tay N.
Cherry, TTEES of the
Cherry Family Trust                2,000          500             *          2,500           --              --

Dan Spencer and Pat
Carriveau, TTEES of the
Carriveau Spencer Inc.
401K Profit Sharing Plan           2,000          500             *          2,500           --              --

Edwin Rene Murray and
Patricia Ruth Murray,
JTWROS                             2,000          500             *          2,500           --              --

                                         Shares of Common                                 Shares of Common
                                        Stock Beneficially                               Stock Beneficially
                                     Owned Prior to Offering                          Owned After Offering (1)
                              --------------------------------------                ----------------------------

                                            Shares
                                           Issuable
                                           Upon the
                                           Exercise                    Shares of
                                           of Stock                      Common
                              Number of    Warrants/                     Stock
                                Shares      Options     Percentage      Offered       Number       Percentage
                              ----------  -----------  -------------  ------------  -----------  ---------------

Total Benefit Services,
Inc. 401K Plan FBO Richard
Aune                               2,000          500             *          2,500           --              --

M. Carl Rana and Carla S.
Rana, JTWROS                       1,000          250             *          1,250           --              --

William J. Podolsky and
Karen I. Podolsky,
Community Property                 1,000          250             *          1,250           --              --

H. Wayne Lewis and Janet A.
Lewis, Trustees of The
Lewis Family Living Trust
dated 4/29/92                     20,000        5,000             *         25,000           --              --

Dale Glasco TTEE Glasco
Family Trust                       8,000        2,000             *         10,000           --              --

Gordon W. Peterson and Myra
L. Peterson, JTWROS                1,000          250             *          1,250           --              --

Gerald W. King and Edith C.
King, TTEES, The King
Family Living Trust                4,000        1,000             *          5,000           --              --

Kathryn R. Fields TTEE
Fields Grandchildren's
Trust                              4,000        1,000             *          5,000           --              --

Truck Dispatch Service, Inc.       2,000          500             *          2,500           --              --

Gary R. Keszler and Marlene
Keszler, JTWROS                    4,000        1,000             *          5,000           --              --

William P. Berliner and
Marie E. Berliner, JTWROS          4,000        1,000             *          5,000           --              --

Tom Kourafas                       1,500          375             *          1,875           --              --

Alan Shows and Kathy Shows,
Community Property                 8,000        2,000             *         10,000           --              --

Byron Kilpatrick and Myriam
Kilpatrick, JTWROS                 8,000        2,000             *         10,000           --              --

                                         Shares of Common                                 Shares of Common
                                        Stock Beneficially                               Stock Beneficially
                                     Owned Prior to Offering                          Owned After Offering (1)
                              --------------------------------------                ----------------------------

                                            Shares
                                           Issuable
                                           Upon the
                                           Exercise                    Shares of
                                           of Stock                      Common
                              Number of    Warrants/                     Stock
                                Shares      Options     Percentage      Offered       Number       Percentage
                              ----------  -----------  -------------  ------------  -----------  ---------------

Frank J. Lanotte SEP/IRA
FBO Frank J. Lanotte               2,800          700             *          3,500           --              --

Resources Trust Company,
CUST FBO William P.
Berliner IRA                       4,000        1,000             *          5,000           --              --

Mahendra Defonseka, M.D.           1,500          375             *          1,875           --              --

Vista Mesa, LLC                    4,000        1,000             *          5,000           --              --

Donaldson, Lufkin Jenrette
Securities (TIN
13-2741729) Corp. CUST FBO
Stephen A. Fields IRA A/C
#6JC 105452                        3,000          750             *          3,750           --              --

Richard W. Thomas, TTEE,
The Rancho Security Trust         14,000        3,500             *         17,500           --              --

Two Gables PTY, Limited          100,000       25,000          1.01%       125,000           --              --

John Hartman                       2,000          500             *          2,500           --              --

Abed Elhaj                         2,000          500             *          2,500           --              --

Thomas A. King DDS, Inc.           8,000        2,000             *         10,000           --              --

Leroy W. Smith TTEE Doctors
Financial Management Co.,
Inc. Employee Benefit
Trust DTD 1/1/84                   4,000        1,000             *          5,000           --              --

James T. Winton & Jonolyn
C. Winton, as Community
Property                           4,000        1,000             *          5,000           --              --

Robert E. Homen and Lucy M.
Homen, Community Property          2,000          500             *          2,500           --              --

Rita L. Sharp                      1,000          250             *          1,250           --              --

James E. Malanca SEP IRA           4,400        1,100             *          5,500           --              --

                                            Shares of Common                                        Shares of Common
                                           Stock Beneficially                                      Stock Beneficially
                                         Owned Prior to Offering                                 Owned After Offering(1)
                                         -----------------------                                 ----------------------

                                                      Shares
                                                     Issuable
                                                     Upon the
                                                     Exercise                  Shares of
                                                     of Stock                   Common
                                       Number        Warrants/                   Stock
                                     of Shares       Options     Percentage     Offered         Number       Percentage
                                     ---------       -------     ----------     -------         -----        ----------
Deni J. Pacini and Marjorie
J. Pacini, community property           2,300          575             *          2,875           --              --

J. Ronald Johnson and Christine
E. Johnson, tenants in common           1,000          250             *          1,250           --              --

James Heitkotter and June
G. Hartley, JTWROS                      2,000          500             *          2,500           --              --

Ted Vavoulis                           10,000        2,500             *         12,500           --              --

D. Kevin Lester                        20,000        5,000             *         25,000           --              --

Ronan O'Caoimh                          1,000          250             *          1,250           --              --

Susan B. Martin                         2,000          500             *          2,500           --              --

Luther C. Hunnicutt & Carroll N.
Hunnicutt, as Community                                                *          2,500           --              --
Property                                2,000          500

Darol Hoffman TTEE for Richard
D. Gordon, Inc. Profit Sharing                                         *         25,000           --              --
Plan                                   20,000        5,000

T. William Hill and Barbara
C. Hill, JTWROS                         4,000        1,000             *          5,000           --              --

Harry A. Khasigian and Lynda H.
Khasigian, Trustees of the
Khasigian Revocable Living
Trust, dated 7/24/91                    8,000        2,000             *         10,000           --              --

Monterey Peninsula Radiological
Medical Group Inc. Pension Plan
for David R. Holley, M.D.,
Courtney J. Hanson, TTEE                8,000        2,000             *         10,000           --              --

Lisa Kelton TTEE FBO Michael
K. Kelton and Lisa Kelton Living
Trust                                   2,000          500             *          2,500           --              --

                                            Shares of Common                                           Shares of Common
                                           Stock Beneficially                                         Stock Beneficially
                                         Owned Prior to Offering                                    Owned After Offering(1)
                                         -----------------------                                    ----------------------

                                                      Shares
                                                     Issuable
                                                     Upon the
                                                     Exercise                     Shares of
                                                     of Stock                      Common
                                       Number        Warrants/                      Stock
                                     of Shares       Options     Percentage        Offered         Number       Percentage
                                     ---------       -------     ----------        -------         -----        ----------
Said Assemi IRA                         2,000          500            *            2,500              --            --

Massoud Assemi IRA                      2,000          500            *            2,500              --            --

Lee R. Copeland                         2,000          500            *            2,500              --            --

Donald C. Laines and Ellen
J. Laines                               2,000          500            *            2,500              --            --

Harold and Betty Zinken
Family Living Trust                     2,000          500            *            2,500              --            --

Glen L. Prickett & Shirley
E. Prickett TTEES of the
Glen L. Prickett & Shirley
E. Prickett Living Trust DTD 7/28/93    2,000          500            *            2,500              --            --

Hoby Brenner & Alexis Brenner           5,000        1,250            *            6,250              --            --

Valera W. Lyles IRA                     4,000        1,000            *            5,000              --            --

Steve Langhofer                            --        5,000            *            5,000              --            --

All executive officers and
directors as a group (9 persons)    4,128,500      325,000        35.25%       4,128,500         325,000          2.59%

___________________________

*    Less than 1%.

(1) This assumes that all of the shares eligible for sale under this prospectus are sold. None of the selling stockholders are required to sell all or any of their shares.

(2) Mr. Steve Antry and Mrs. Lisa Antry, husband and wife, own 1,500,000 shares as community property. This also includes 25,000 shares of common stock underlying presently exercisable stock warrants. The warrants are exercisable at $5.00 per share and expire on March 12, 2003. In addition, this includes 40,000 shares of common stock underlying stock options which are expected to become exercisable within 60 days of August 31, 2000. The options are exercisable at $6.00 per share and expire on December 31, 2004. Mr. Antry has been our President and Chairman of the Board of Directors since June 1997. Ms. Antry has been our Treasurer since June 1997 and previously also served as Secretary.

(3) This includes 25,000 shares of common stock underlying stock options which are expected to become exercisable within 60 days of August 31, 2000. The options are exercisable at $6.00 per share and expire on December 31, 2004. Mr. Fetters has been our Managing Director of Exploration and a Director since June 1997. During the period from our inception, June 6, 1997, through December 31, 1997, Mr. Fetters was paid $20,000 under a consulting contract for management and geologic evaluation services. Mr. Fetters received $60,000 and $77,500 in consulting fees during the years ended December 31, 1998 and 1999, respectively.

(4) Mr. Horwitz owns directly 50,000 shares. This does not include 20,000 shares owned by Horwitz & Beam with whom Mr. Horwitz is a shareholder. In addition, this does not include 20,000 shares of common stock underlying presently exercisable stock warrants held by Horwitz & Beam. Mr. Horwitz has been a Director since June 1997.

(5) This includes 25,000 shares of common stock underlying presently exercisable stock warrants. The warrants are exercisable at $5.00 per share and expire on March 12, 2003. In addition, this includes 15,000 shares of common stock underlying stock options which are expected to become exercisable within 60 days of August 31, 2000. The options are exercisable at $6.00 per share and expire on December 31, 2004. Mr. Fischer has been our Vice President of Capital Markets since June 1997.

(6) Mr. Burnett became the Chief Financial Officer of Beta on June 6, 2000. J. Chris Steinhauser resigned as a Director and as chief financial officer of Beta effective June 6, 2000. This represents 100,000 shares of common stock underlying warrants which shall expire on May 31, 2005. On May 31, 2000, Beta issued 100,000 common stock purchase warrants exercisable at a price of $8.38 per share, of which 50,000 are currently exercisable by Mr. Burnett.

(7) This includes 50,000 shares underlying common stock warrants which are exercisable at a price of $5.00 per share and which expire April 1, 2004. Mr. Tatum has been a Director since March 1999. Also includes 25,000 shares underlying common stock warrants which are exercisable at a price of $10.25 per share and which expire November 2, 2004. Mr. Tatum is a partner with Dyad Petroleum Company in Midland, Texas. Beta purchased a 20% interest in a property owned by an affiliate of Dyad at a cost of $100,000 in January 1999, prior to the time Mr. Tatum joined Beta as a Director.

(8) Mr. Hufnagel joined Beta as a director on June 6, 2000. Mr. Hufnagel and the other persons indicated are the former Red River shareholders and received their shares in connection with the merger that was consummated on August 30, 2000.

(9) This represents shares issued to the bridge lender as interest on the March 1999 bridge financing. The bridge lender agreed to accept partial payment in the form of common stock for the interest on the bridge note.

(10) This represents shares issued to the bridge lender as interest on the January 1999 bridge financing. The bridge lender agreed to accept partial payment in the form of common stock for the interest on the bridge note.

(11) This represents shares issued to the bridge lender as interest on the January 1999 bridge financing. The bridge lender agreed to accept partial payment in the form of common stock for the interest on the bridge note.

(12) This represents shares issued as a fee in connection with arranging the January 1999 bridge financing. The recipient agreed to accept partial payment in the form of common stock.

(13) This represents shares issued as a commission in connection with arranging the January 1999 bridge financing. The recipient agreed to accept partial payment in the form of common stock.

(14) This represents shares issued as a commission in connection with arranging the January 1999 bridge financing. The recipient agreed to accept partial payment in the form of common stock.

(15) This represents 50,000 shares of common stock issuable upon exercise of common stock purchase warrants granted in connection with the acquisition of oil and gas property. The seller agreed to accept partial payment in the form of common stock purchase warrants in September 1999.

(16) This represents 20,000 shares of common stock issuable upon exercise of common stock purchase warrants granted in lieu of cash for legal services in September 1999. The warrants are exercisable at $6.00 per share and expire on September 1, 2004. In June 1997, Horwitz & Beam provided representation to Beta as general counsel and subscribed to 20,000 founder shares at a price of $0.05 per share.

(17) This represents 25,000 shares of common stock issuable upon exercise of common stock purchase warrants granted in lieu of cash for services in writing a research report on Beta for the investment community in August 1999.

(18) This represents 1,000 shares of common stock issuable upon exercise of common stock purchase warrants granted to induce an individual to become an employee of Beta in September 1999.

(19) This represents 30,000 shares of common stock issuable upon exercise of common stock purchase warrants granted in lieu of cash for investment banking services in August 1999.

(20) This represents 10,000 shares of common stock issuable upon exercise of common stock purchase warrants granted in lieu of cash for investment advisory services in November 1999.

                             PLAN OF DISTRIBUTION

     We are registering the offer and sale of the shares covered by this prospectus on behalf of the selling stockholders. As used in this prospectus, the term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received from a selling stockholder after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

     The selling stockholders may sell their shares from time to time in one or more types of transactions (which may include block transactions) on The Nasdaq Stock Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of these methods of sale, at market prices prevailing at the time of sale, at negotiated prices, or at varying prices determined at the time of sale. These transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders also may resell any of their shares that qualify for sale under Rule 144 in open market transactions pursuant to Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus.

     The selling stockholders and any broker-dealers that act in connection with the sale of their shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of their shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

     Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

     Upon notification to us by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

     . the name of the selling stockholder and of the participating broker-dealer(s);

     .  the number of shares involved;

     .  the price at which the shares were sold;

     . the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

     . that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     .  any other facts material to the transaction.

     We will pay all the costs, expenses and fees related to the registration of the shares offered by this prospectus. The selling stockholders will be responsible for the payment of any brokerage commissions, underwriting fees or discounts or fees or expenses of counsel or advisors attributable to the sale of the shares.

                                 LEGAL OPINION

     The validity of the shares of our common stock being offered hereby is being passed upon for us by Conner & Winters, A Professional Corporation.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1998 and 1999 and for the period from inception (June 6, 1997) to December 31, 1997 and for each of the two years in the period ended December 31, 1999, have been incorporated by reference in this prospectus in reliance upon the report of Hein + Associates LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Red River Energy, Inc. as of December 31, 1998 and 1999, and for the two years ended December 31, 1999, have been incorporated by reference in this prospectus in reliance upon the report of Hein + Associates LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

     The statements of revenues and direct operating expenses of the certain properties being sold by ONEOK Resources Company to Red River Energy, Inc. for each of the two years ended December 31, 1999 have been incorporated by reference in this prospectus in reliance upon the report of Hein + Associates LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

     Our unaudited supplementary oil and gas reserve information of Beta has been incorporated by reference in this prospectus in reliance upon the report of Veazey & Associates, Inc. and upon the authority of said firm.

     The unaudited supplementary oil and gas reserve information of Red River has been incorporated by reference in this prospectus in reliance upon the report of Ryder Scott Company, L.P. and upon the authority of said firm.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

     The estimated expenses to be incurred by Beta Oil & Gas, Inc. (the "Company") in connection with the issuance and distribution of the securities being offered hereby:


     SEC filing fee                                              $ 6,444
     Accounting fees and expenses                                  4,000
     Legal fees and expenses                                      20,000
     Printing and engraving                                          500
     Miscellaneous                                                 2,000
                                                                 -------

      Total                                                      $32,944
                                                                 =======

      Total amount borne by selling security holders             $    --
                                                                 =======

Item 15. Indemnification of Directors and Officers.

     The Articles of Incorporation and Bylaws of the Company limit the liability of directors and officers to the extent permitted by Nevada law. Specifically, the Articles of Incorporation provide that the directors and officers of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law not in good faith, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

     The Company has obtained a directors and officers liability insurance policy for the purposes of indemnification which covers all elected and appointed directors and officers of the Company up to $1,000,000 for each claim and $3,000,000 in the aggregate. The Company believes that the limitation of liability provision in its Articles of Incorporation, and the directors and officers liability insurance will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent for which indemnification will be required or permitted under the Company's Articles of Incorporation. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 16. Exhibits.

     The following exhibits are filed herewith unless otherwise indicated:

      1.1 Form of Underwriting Agreement (any underwriting agreement entered into with respect to any of the shares offered hereby will be filed as an exhibit to a current report on Form 8-K and will be deemed incorporated herein by reference).
      2.1 Agreement and Plan of Merger, dated as of November 19, 1999, by and among Beta Oil & Gas, Inc., Beta Acquisition Company, Inc. and Red River Energy, Inc. *
      4.1   Original and Amended Articles of Incorporation of the registrant.
            ** / ***
      4.2   Amended and Restated Bylaws of the registrant, dated January 5,
            1999. **
      4.3 Form of Warrant Agreement relating to Steve Reid, Madeline Kennally, Stan Brooks, Steve Langhofer, Staci Lowry and Cheniere Energy, Inc.
      4.4   Schedule of documents substantially similar to exhibit 4.3.
      4.5 Form of Warrant Agreement relating to the 135 investors who acquired stock in the Company's 1998 private placement and are listed under "Principal and Selling Stockholders" relating to the securities being offered hereby.
      4.6 Registration Rights Agreement, dated as of January 20, 1999, by and between Beta Oil & Gas, Inc., St. Cloud Investments, Ltd. and Dandelion Investments, Ltd.**
      5.1   Legal Opinion of Conner & Winters, A Professional Corporation. ****
     23.1 Consent of Conner & Winters, A Professional Corporation, is contained in its opinion included as exhibit 5.1.
     23.2   Consent of Veazey & Associates, Inc.
     23.3   Consent of Ryder Scott Company, L.P.
     23.4   Consent of Hein + Associates LLP
     24.1 Power of Attorney (appears on the signature page of this registration statement).

___________________

     *      Included in the Company's definitive Proxy Statement on Schedule 14A dated August 14, 2000 in connection with our solicitation of consents approving our Agreement and Plan of Merger with Red River
            Energy, Inc., and incorporated herein by reference.
     **     Included in the Company's Registration Statement on Form S-1, as
            amended (File No. 333-68381), initially filed on December 4, 1998, and incorporated herein by reference.
     ***    Included in the Company's definitive Proxy Statement, as filed with the Securities and Exchange Commission on May 22, 2000 in connection with our solicitation of proxies for the annual meeting of stockholders held June 24, 2000, and incorporated herein by reference.
     ****   To be filed by an amendment to this Registration Statement.

Item 17. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

               (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    *  *  *

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on September 1, 2000.

                                    BETA OIL & GAS, Inc.


                                    By: /s/ Steve A. Antry
                                        ---------------------------------------
                                        Steve A. Antry, President and Chairman


                               POWER OF ATTORNEY

     BE IT KNOWN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steve A. Antry and R. Thomas Fetters, or either of them, as true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) of the Securities Act increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           Signatures                           Title                              Date
           ----------                           -----                              ----
/s/ Steve A. Antry                Chairman of the Board of                   September 1, 2000
--------------------------------
Steve A. Antry                    Directors and President
                                  (Principal Executive Officer)

/s/ R. Thomas Fetters             Managing Director of Exploration           September 1, 2000
--------------------------------
R. Thomas Fetters                 and Director

/s/ Joseph L. Burnett             Chief Financial Officer                    September 1, 2000
--------------------------------
Joseph L. Burnett                 (Principal Financial and
                                  Accounting Officer)

/s/ Joe C. Richardson, Jr.        Director                                   September 1, 2000
--------------------------------
Joe C. Richardson, Jr.

/s/ John P. Tatum                 Director                                   September 1, 2000
--------------------------------
John P. Tatum

/s/ Rolf N. Hufnagel              Director                                   September 1, 2000
--------------------------------
Rolf N. Hufnagel

/s/ Lawrence W. Horwitz           Director                                   September 1, 2000
--------------------------------
Lawrence W. Horwitz

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER    DESCRIPTION
------    -----------

1.1 Form of Underwriting Agreement (any underwriting agreement entered into with respect to any of the shares offered hereby will be filed as an exhibit to a current report on Form 8-K and will be deemed incorporated herein by reference).
2.1 Agreement and Plan of Merger, dated as of November 19, 1999, by and among Beta Oil & Gas, Inc., Beta Acquisition Company, Inc. and Red River Energy, Inc. *
4.1       Original and Amended Articles of Incorporation of the registrant.
          ** / ***
4.2       Amended and Restated Bylaws of the registrant, dated January 5, 1999.
          **
4.3 Form of Warrant Agreement relating to Steve Reid, Madeline Kennally, Stan Brooks, Steve Langhofer, Staci Lowry and Cheniere Energy, Inc.
4.4       Schedule of documents substantially similar to exhibit 4.3.
4.5 Form of Warrant Agreement relating to the 135 investors who acquired stock in the Company's 1998 private placement and are listed under "Principal and Selling Stockholders" relating to the securities being offered hereby.
4.6 Registration Rights Agreement, dated as of January 20, 1999, by and between Beta Oil & Gas, Inc., St. Cloud Investments, Ltd. and Dandelion Investments, Ltd.**
5.1       Legal Opinion of Conner & Winters, A Professional Corporation. ****
23.1 Consent of Conner & Winters, A Professional Corporation, is contained in its opinion included as exhibit 5.1.
23.2      Consent of Veazey & Associates, Inc.
23.3      Consent of Ryder Scott Company, L.P.
23.4      Consent of Hein + Associates LLP
24.1 Power of Attorney (appears on the signature page of this registration statement).
___________________

* Included in the Company's definitive Proxy Statement on Schedule 14A dated August 14, 2000 in connection with our solicitation of consents approving our Agreement and Plan of Merger with Red River Energy, Inc., and incorporated herein by reference.
** Included in the Company's Registration Statement on Form S-1, as amended (File No. 333-68381), initially filed on December 4, 1998, and incorporated herein by reference.
*** Included in the Company's definitive Proxy Statement, as filed with the Securities and Exchange Commission on May 22, 2000 in connection with our solicitation of proxies for the annual meeting of stockholders held June 24, 2000, and incorporated herein by reference.
****      To be filed by an amendment to this Registration Statement.